Exhibit 5.1

7 February 2013	Our Ref: JH/cm/118273

Fabrinet

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

Dear Sirs

FABRINET

We have acted as Cayman Islands legal advisers to Fabrinet (the “Company”) and we have examined the Registration Statement on Form S-8 to be filed on or around the date of this opinion with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 3,700,000 ordinary shares of the Company having a nominal or par value of US$0.01 per share (the “Shares”) for issuance pursuant to the Company’s 2010 Performance Incentive Plan (the “Plan”).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is a limited liability exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands with full corporate power and authority to issue the Shares.

2.	Based solely on our review of the Company Records (as defined in Schedule 1), the authorised but unissued ordinary share capital of the Company is in excess of 3,700,000 ordinary shares and when authorised to be issued, sold and paid for in the manner described in the Plan and in accordance with the Resolutions (as defined in Schedule 1) and when appropriate entries have been made in the Register of Members (as defined in Schedule 1) of the Company, the Shares will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 12 August 1999, Amended and Restated Memorandum and Articles of Association as adopted on 30 April 2010 (the “Memorandum and Articles of Association”), the Register of Directors, Register of Officers, Register of Charges in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands and a copy of the Register List by Class/Register dated 5 February 2013 maintained by Computershare (the “Register of Members”) which has been provided to us by the Company on 6 February 2013 (together the “Company Records”).

2.	A Certificate of Good Standing dated 16 January 2013 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

3.	A copy of executed written resolutions of the board of directors of the Company dated 10 October 2012, a copy of executed written resolutions of the compensation committee (the “Compensation Committee Resolutions”) of the board of directors of the Company (the “Compensation Committee”) dated 8 October 2012 (collectively, the “Written Resolutions”) and a copy of the minutes of a meeting of the shareholders of the Company held on 20 December 2012 (the “Shareholder Minutes” and together with the Written Resolutions, the “Resolutions”).

4.	the Registration Statement;

5.	the Plan.

SCHEDULE 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association to be recorded therein are so recorded.

3.	The Resolutions remain in full force and effect and have not been revoked or varied.

4.	The Shareholder Minutes were duly adopted at a duly convened meeting of the members of the Company and such meeting was held and conducted in accordance with the Memorandum and Articles of Association. The Written Resolutions have been duly executed by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Written Resolutions have been expressed to be signed.

5.	The Register of Members is the register of members of the Company for the purposes of the Cayman Islands Companies Law (2012 Revision) (the “Companies Law”).

6.	No resolutions voluntarily to wind up the Company have been adopted by its members.

7.	The records of the Company which we have specifically not reviewed do not disclose anything which would affect the opinions given herein.

SCHEDULE 3

QUALIFICATIONS

1.	Section 125 of the Companies Law provides, inter alia, that every transfer of shares or alteration in the status of members of a company made after the commencement of such company’s voluntary winding up shall be void, unless in the case of a transfer of shares only, such transfer is made to or with the sanction of the liquidator. The Companies Law does not make any provision for the sanction by a liquidator of any alteration in the status of the members of the company in such circumstances.

2.	Section 99 of the Companies Law provides, inter alia, that every transfer of shares or alteration in the status of the company’s members made between the commencement of such company’s winding up and the order for its winding up shall, unless the Court otherwise orders, be void.